EXHIBIT 5.1

Lawrence R. Lonergan, Esq. Partner Admitted to the NY, NJ and MA Bar Writer’s Email: llonergan@wlesq.com	96 Park Street
Montclair, NJ 07042
Tel: 973 641 4012
Fax: 973 509 0063

______

Woods Lonergan PLLC
280 Madison Avenue, Suite 300
New York, NY 10016
Tel: 212 684 2500
Fax: 212 684 2512

Reply to
Montclair, NJ

December 20, 2018

Pacific Ventures Group, Inc.

117 West 9th Street Suite 316

Los Angeles California 90015

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Pacific Ventures Group, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1, File No. 333-_________ (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the registration for the sale by the Company of an aggregate of 400,000 Shares of 11% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G Preferred Stock”) at an offering price of $25.00 per share (the “Series G Preferred Stock Offering” or “Offering”). The Offering is being conducted by the Company on a self-underwritten, best-efforts basis, utilizing the services of one or more placement agents, which means our management and placement agent(s) will attempt to sell the shares of Series G Preferred Stock being offered hereby on behalf of the Company. There is no underwriter for this Offering.

In connection with the opinion expressed herein, we have examined the Form of Placement Agent Agreement, attached as Exhibit 10.17 to the Registration Statement, the Company’s registration statement on Form S-1 to which this Exhibit 5.1 is attached, and such additional documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the shares of Series G Preferred Stock subject to the Offering have been duly authorized by the Company and, when paid for and issued in accordance with the terms of and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/ Lawrence R. Lonergan, Esq.
Lawrence R. Lonergan, Esq.